Exhibit 10.1

Fiscal 2018 Executive Incentive Plan. On June 28, 2018, the Compensation Committee of the Board of Directors of American Superconductor Corporation (the “Committee”) and the Board of Directors of American Superconductor Corporation (the “Company”) approved an executive incentive plan for the Company’s fiscal year ending March 31, 2019 (“fiscal 2018”). Participants in the plan include the Company’s chief executive officer, all other current executive officers and James F. Maguire, a former executive officer who was a named executive officer in our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (“SEC”) on June 15, 2018. Pursuant to the plan, each participant is designated a target cash incentive amount, expressed as a percentage of the participant’s base salary. The Committee is responsible for determining the payout under the plan to each participant except the chief executive officer. The Board of Directors of the Company determines the payout under the plan for the chief executive officer, taking into account the recommendation of the Committee.
The amount of the incentive award actually paid to each participant may be less than or greater than the participant’s target cash incentive, with the amount capped at 200% of the target incentive. For each participant, individual incentive awards will be determined following the end of fiscal 2018 based on the following factors and their corresponding weightings:

•	the Company’s operating cash flow for fiscal 2018 as compared to the established target – 50%

•	the participant’s achievement of other financial objectives relating to operating income (loss), revenues and operating expenses during fiscal 2018 as compared to the established target – 30%

•	the participant’s individual and overall contribution during fiscal 2018 towards the achievement of the Company’s financial and non-financial objectives (subjective performance measure) – 20%
The following table sets forth the target cash incentive for fiscal 2018 for each current executive officer and Mr. Maguire:

Executive Officer	Title	Target Incentive as % of Base Salary	Target Incentive
Daniel P. McGahn	President and Chief Executive Officer	100%	$500,000
John W. Kosiba, Jr.	Senior Vice President, Chief Financial Officer and Treasurer	50%	$125,000
James F. Maguire	Executive Vice President, Technology	40%	$90,000